EXHIBIT 4.2

SUMMARY OF LEASE AGREEMENT

Following are the principal terms of our lease agreement for our offices, which was signed on June 26, 2003:

o    ADDRESS:       82 Menachem Begin Road, Tel Aviv, Israel.

o    DESCRIPTION
     OF OFFICES:    Entire 4th floor of the building, encompassing approximately
                    12,000 square feet.

o    ADDITIONS:     Parking spaces and storage space in building's basement.

o    TERM OF LEASE: Three years, commencing on September 1, 2003, with an option for three more years, as described below .

o    RENTAL
     PAYMENTS:      Approximately $11,000 per month for the offices and
                    approximately an additional $5,000 for parking and storage space. These amounts are linked to the Consumer's Price
                    Index.

o    OPTION:        An option to extend the lease for an additional three years, until August 31, 2009, was exercised. Beginning September 1,
                    2006, the rental charges will be increased by 5%, plus any increases in the Consumer's Price Index.

o    ADDITIONAL
     COSTS: Maintenance, municipal property tax and other related expenses.